EZCORP COMPLETES ACQUISITION OF USA PAWN IN ARIZONA AND OREGON, INCREASES OWNERSHIP STAKE IN GRUPO FINMART
AUSTIN, Texas (September 3, 2015) - EZCORP, Inc. (NASDAQ: EZPW) has completed the acquisition of 13 USA Pawn & Jewelry Company pawn stores located in Arizona and Oregon. This acquisition gives EZCORP presence in the Phoenix, Arizona area and in Oregon, both of which are new markets for the company. This purchase price for this acquisition was $12.5 million in cash. The acquisition was completed in mid-August and is expected to be accretive to EZCORP’s earnings beginning October 1, 2015.
The company also announced that it has increased its ownership position in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (“Grupo Finmart”) to 94%. The purchase price for the additional 18% interest was approximately $29 million in cash. This acquisition was completed on September 1.
Going forward, EZCORP will control the selection and composition of Grupo Finmart’s Board of Directors. However, to ensure continued alliance with local expertise and market knowledge, EZCORP will assemble an Advisory Board to support the strategic direction and institutionalization of the business.
Stuart Grimshaw, EZCORP’s Chief Executive Officer, said, “USA Pawn & Jewelry is a very successful operation, with well-run stores in strategic locations. This acquisition expands our market presence in Arizona, and we are now the second largest pawnshop operator in that state. The acquisition also gives us five stores in Oregon. This is our first-ever presence in the Pacific Northwest, which we consider to be a significant opportunity for us.
“These stores represent the third set of stores that we have purchased from Craig McCall. Craig is an extremely talented pawn entrepreneur and operator, and we look forward to continuing our relationship to develop further growth opportunities.
“I am also happy to announce we have increased our ownership in Grupo Finmart, which gives us control over the company, both at the board and management levels. Grupo Finmart is a growing business with an excellent product offering in an attractive market, and we are committed to this business.”
About EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico and consumer loans in Mexico. At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
Forward-Looking Statements
This announcement contains a forward-looking statement regarding the company’s business and prospects. These statements are based on the company’s current expectations as to the outcome and timing of future events.  Actual results may differ materially from those expressed or implied by the forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and whether the company can complete the review and analysis of accounting issues in its Grupo Finmart loan portfolio and regain compliance with SEC and Nasdaq listing requirements.  For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.  The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2535
Investor_Relations@ezcorp.com